EXHIBIT 1
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             STOCK AND MEMBERSHIP INTEREST EXCHANGE AGREEMENT

      This Stock and Membership Interest Exchange Agreement (the "Agreement") is made as of the 4th day of December, 1998, by and among Bell National Corporation, a California corporation ("Bell"), InPath, LLC, a Delaware limited liability company ("InPath"), and Peter P. Gombrich, as an individual and as Trustee of the InPath, LLC Voting Trust ("Gombrich"); Theodore L. Koenig, as Trustee of each of The EAG Trust, The CMC Trust, The MDG Trust and The MSD Trust; William J. Ritger; AccuMed International, Inc., a Delaware corporation; Northlea Partners Ltd., a Colorado limited partnership; and Fred H. Pearson, as Trustee of Fred H. Pearson's Trust; Walter Herbst, as Trustee of the Sandra Herbst Trust; and Monroe Investments, Inc., an Illinois corporation (collectively, the "InPath Members").

                           W I T N E S S E T H:

      WHEREAS, Bell wishes to acquire the business of InPath;

      WHEREAS, InPath is in the business of developing and marketing certain medical diagnostic technology;

      WHEREAS, the InPath Members own all of the units of membership interest (the "Units") of InPath;

      WHEREAS, based upon the representations, agreements and warranties herein made by the parties and subject to the terms and conditions contained in this Agreement, the InPath Members wish to exchange the Units of InPath owned by them for shares of no par common stock of Bell (the "Stock") and warrants to purchase Stock in the form of Exhibit A attached hereto (the "Warrants"); and

      WHEREAS, it is the intent of the parties that after the consummation of the transactions contemplated herein, the InPath Members will own 50% of the Stock of Bell computed on a fully diluted basis;

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties, intending to be legally bound, agree as follows:

Article I.  Exchange.

      1.1 Exchange of Units for Stock and Warrants. Subject to the terms and conditions set forth herein, as of the Closing Date (as defined in Article II) the InPath Members shall sell, assign and deliver to Bell, free and clear of any and all claims, liens, pledges, mortgages, security interests, charges, options, defaults, equities, rights of first refusal and other restrictions and other adverse claims ("Liens") all of their Units in InPath in exchange for the shares of Stock and Warrants set forth next to their names on Schedule 3.4, and Bell shall issue and deliver such Stock and Warrants free and clear of any and all Liens in exchange for Units. The number of shares of Stock issuable pursuant to the Warrants shall be subject to adjustment as provided in Sections 1.2 and 1.4.

      1.2 Anti-Dilution Provisions. It is understood and agreed that after consummation of the transactions contemplated hereby, the InPath Members will own 50% of the issued and outstanding common stock of Bell computed on a fully diluted basis, subject to adjustment as set forth in
Section 1.4 and as provided herein. In the event Bell changes (or establishes a record date for changing) the number of shares of its Stock issued and outstanding prior to the Closing Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to its outstanding Stock and the record date therefor shall be prior to the Closing Date, the number of shares of Stock and Warrants each InPath Member is entitled to receive under this Agreement shall be adjusted proportionately.

      1.3 Directors and Officers. At and as of the Closing Date, Bell shall take such actions as may be necessary and appropriate so that the directors and officers of Bell shall be as follows:

            (a)   The directors of Bell shall be:

                  Peter P. Gombrich
                  Thomas R. Druggish
                  Denis M. O'Donnell
                  Alexander M. Milley
                  Robert C. Shaw

            (b)   The officers of Bell shall be:

                  Peter P. Gombrich -     Chairman, Chief Executive
Officer and Secretary
                  Leonard Prange    -     President and Chief Financial
Officer
                  Richard Domanik  -      Vice President and Chief
Technology Officer
                  David M. Doolittle - Vice President and Treasurer

      1.4   Adjustments.  On or before the date one hundred and twenty
(120) days after the date hereof, Bell will identify all liabilities and obligations ("Liabilities") that would be required to be reflected on a balance sheet dated as of the Closing Date prepared in accordance with generally accepted accounting principles (the "Closing Balance Sheet"). Notwithstanding the foregoing, the Closing Balance Sheet shall specifically exclude the following Liabilities: (a) all legal and accounting expenses that relate to the transactions contemplated hereby, (b) all accounting expenses that relate to the audit of the 1998 calendar year, and (c) all expenses relating to any underfunding of the Payne Fabrics, Inc. pension plan or the 401(k) plan. If such liabilities identified on such Closing Balance Sheet exceed the sum of twenty five thousand dollars ($25,000) in the aggregate, the number of shares of Stock issuable pursuant to the Warrants will be increased by an amount equal to the quotient of (i) the amount of such Liabilities in excess of the sum of twenty five thousand dollars ($25,000), divided by (ii) nine hundred twenty-five thousand dollars ($925,000), multiplied by (iii) 7,464,640. The shares of Stock subject to each Warrant will be increased pro rata, based upon the Stock issuable to every Warrant holder. If the representation and warranty in
Section 5.12 is not true and correct as of the Closing Date, the amount of any shortfall in cash and cash equivalents of Bell shall be added to clause
(i) in the formula above.

Article II.  The Closing.

      The closing of the issuance of the Stock and Warrants contemplated herein (the "Closing") will take place on December 4, 1998 at 10:00 a.m. local time, or such other time as the parties may mutually agree (the "Closing Date"). The issuance of additional Stock by Bell pursuant to the Warrants will take place on a date and at a time mutually selected by Milley and Gombrich, but in no event later than March 30, 1999 or such later date as is approved by Gombrich.

Article III.      Representations and Warranties of InPath

      As a material inducement to Bell to enter into and perform this Agreement, InPath represents and warrants that:

      3.1 InPath's Organization and Corporate Authority. InPath is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement. InPath maintains its principal place of business in Illinois. InPath has not failed to qualify as a foreign corporation to do business in any jurisdiction where failure to so qualify would have a material adverse effect on Inpath or its business.

      3.2 Certificate of Formation and Operating Agreement. The copies of the Certificate of Formation of InPath and the Limited Liability Company Agreement of InPath, which have previously been furnished to Bell, are true, correct and complete copies.

      3.3 No Violation. Neither the execution and delivery by InPath of this Agreement or other agreements and instruments required by the provisions of this Agreement, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof will conflict with or violate any provision of law applicable to InPath or its Certificate of Formation or Limited Liability Company Agreement, or result in a violation or default in any provision of any regulation, order, writ, injunction or decree of any court or governmental agency or authority or except for a lease of office space, of any agreement or instrument to which InPath is party or by which InPath or any of its property is bound or to which InPath or any of its property is subject, or constitute a default thereunder or result in the imposition of any Lien whatsoever upon any of InPath's property pursuant to the terms of any such agreement or instrument.

      3.4 Capitalization. InPath has authorized 200,000 Units, of which 100,000 Units are presently issued and outstanding. There are no other classes of InPath equity securities, or rights to convert or to exercise into InPath equity securities, currently outstanding. There are no outstanding rights to purchase or pre-emptive rights of any kind affecting any Units, whether or not outstanding. Schedule 3.4, attached hereto, is a true and complete list of all holders of InPath Units.

      3.5 Financial Statements. InPath has heretofore delivered to Bell copies of InPath's unaudited balance sheet as of November 30, 1998 (the "InPath Financials"). The InPath Financials were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly present in all material respects the financial position of InPath as at the date thereof, subject to normal year-end adjustments and any other adjustments described therein except that the InPath Financials do not contain footnote disclosure. As of the date of the InPath Financials, there were no material liabilities of InPath of any kind, contingent or otherwise, other than liabilities disclosed or provided for in the InPath Financials. The InPath Financials reflect or provide for all claims against and all debts and liabilities of InPath as of the date hereof, whether absolute, accrued, contingent or otherwise in accordance with generally accepted accounting principles. InPath has no knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any other liability of InPath, other than in the ordinary course of business.

      3.6 No Adverse Change. Since October 31, 1998, (a) there has been no material adverse change in the financial condition, results of operation, assets, liabilities or business of InPath, and InPath is not aware of any fact or condition particularly related to InPath which it reasonably believes is likely to cause any such change at any time in the future; (b) there have been no distributions with respect to Units paid or declared by InPath; (c) the physical properties owned or leased by InPath have not suffered any destruction or damage, regardless of whether or not the loss suffered was insured, that would materially and adversely affect InPath's business; and (d) there has been no incurrence of any material liability other than in the ordinary course of business consistent with past practice.

      3.7 Subsidiaries. InPath has no subsidiaries. InPath does not own, directly or indirectly, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership, limited liability company or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

      3.8 Taxes. InPath has filed all federal, state, local and other tax returns which are required to be filed by it and which were due prior to the date of this Agreement and has paid all taxes shown thereon, including without limitation all taxes on properties, income, licenses, sales and payrolls. All federal, state, local and other taxes accruable since the end of the respective periods covered by such returns and up to the date hereof and the Closing Date have or will have been paid or accrued on the books of InPath. Any tax returns of InPath delivered to Bell are true, accurate and complete, and fairly present the information purported to be shown therein, and reflect all the tax liabilities of InPath for the
periods covered thereby.   The amount reflected in the InPath Financials as
a provision for taxes as of the date thereof is sufficient for the payment of all accrued and unpaid federal, state and local taxes of InPath, whether or not disputed, for such period stated and for all periods prior thereto or arising out of transactions entered into or any state of facts existing on or prior to such date.

      No federal income tax returns of InPath have been audited by the Internal Revenue Service. No federal or state tax liabilities have been assessed or proposed which remain unpaid. There is no basis upon which any assessment for any amount of additional taxes could be made.

      The present taxes which InPath is required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by InPath for such payment, and all withholdings, collections or other payments due in connection therewith as of the date of the InPath Financials, are fully reflected in the InPath Financials as at such date and for the period then ended. All such taxes are and will be so withheld, collected, paid over or held for payment as of the date of this Agreement and the Closing. No waivers of statutes of limitations with respect to any tax returns of InPath nor extensions of time for the assessment of any tax have been given which are now in effect.

      Neither InPath nor any InPath Member has taken or will take any action other than in the ordinary course of business and other than the transactions to occur pursuant to this Agreement which would create a tax liability of InPath that would become such on or after the Closing Date.

      3.9 Interests of Officers. Except as previously disclosed to Bell, and except for normal advances for business expenses incurred in the ordinary course of business, no officer, director, or InPath Member nor any affiliate of any of the foregoing parties has any loan or other obligation outstanding to or from InPath or for which InPath is or may be liable under guaranty or otherwise, or has any material interest in any firm, person or entity with which InPath has entered into any contract or lease, or with which InPath does business.

      3.10 Property. InPath has good and marketable title to its interests in all real and personal property owned by it and reflected on the InPath Financials, and property leased or licensed by InPath, free and clear of all Liens.

      All leases and licenses to which InPath is a party are in good standing and are valid and effective in accordance with their respective terms, and except for the need to obtain certain insurance under a lease for office space, there is not under any such lease or license any existing default or event which with notice or lapse of time or both would become a default. All personal property of InPath has been properly maintained and is in good order and repair and is operable and fit to be used for its intended purposes.

      3.11 Intellectual Property. InPath owns or has a valid license to use all of its intellectual property rights disclosed in Schedule 3.11 and is not infringing on intellectual property rights of others. Without limiting the generality of the foregoing: InPath's point-of-care diagnostic products currently being developed or contemplated are within "LICENSEE'S PROTECTED BUSINESS," and excluded from "ACCUMED'S PROTECTED BUSINESS," within the meaning of InPath's Patent and Technology License Agreement with AccuMed International, Inc.

      3.12 Material Contracts; Defaults. Inpath has previously delivered to Bell a list of all of InPath's Material Contracts. Each such Material Contract is in full force and effect and constitutes a valid and binding obligation of InPath and to InPath's knowledge, each other party thereto. InPath has delivered a true and complete copy of each Material Contract to Bell. InPath has not breached any of its Material Contracts, and InPath has no knowledge of any default by any other party to any such Material Contract or any condition which, with the giving of notice or passage of time, or both, could reasonably be expected to constitute a default by any party thereto. For purposes hereof, "Material Contract" shall mean any agreement, contract, arrangement, commitment or understanding (wither written or oral) (i) that is a "material contract" within the meaning of
Item 601(b)(10) of SEC Regulation S-K, or (ii) that materially restricts the conduct of business by InPath, or (iii) any other contract, agreement, commitment, lease or other instrument that cannot be terminated within one year or that involves an amount in excess of $10,000.

      3.13 Litigation. There are no actions, suits or proceedings, pending, or, to the knowledge of InPath, after due inquiry, threatened before any court, arbitrator, commission, agency or other administrative authority against, or affecting, InPath or its businesses or properties, or which would interfere with the marketing of InPath's services or products or the transactions contemplated by this Agreement, and InPath is not the subject of any order or decree.

      3.14 Employee Benefit Plans. InPath maintains, sponsors and/or contributes to no Employee Benefit Plans, as defined in Section 3(3) of ERISA, nor has it ever done so.

      3.15 Finder's Fee. Neither InPath nor any InPath Member has incurred any obligation of any kind whatsoever to any party for a finder's or broker's fee in connection with the transactions contemplated by this Agreement.

      3.16 No Practices in Violation of Law. Neither InPath nor any InPath Member by, on behalf of or for the benefit of InPath, has engaged in or is now engaging in any act, conspiracy or course of conduct in violation of any applicable federal or state law which is likely to result in a materially adverse change in the financial condition, results of operation, assets, liabilities or business of InPath, and has not received any notice, claim or protest that it is now or has heretofore been so engaged.

      3.17 Authority. InPath has full right, power and authority to execute, deliver and perform this Agreement, all other proper corporate actions of InPath's Board of Directors, Managers and Members authorizing the execution, delivery and performance hereof and thereof having been taken. This Agreement has been duly executed and delivered by InPath and constitutes a valid and legally binding obligation of InPath, enforceable against InPath in accordance with its terms, subject, as to enforcement, to bankruptcy, reorganization and other laws affecting the enforcement of creditors' rights generally from time to time in effect and to judicial discretion in accordance with general equitable principles. There are pending no proceedings or actions to dissolve or liquidate InPath.

      3.18 Consents and Approvals. No consents or approvals of, or filings or registrations with, any governmental authority or with any third party are required to be made or obtained by InPath in connection with the execution, delivery or performance by InPath of this Agreement or to enter into this Agreement or consummate any of the transactions contemplated herein.

      3.19  Environmental Matters.

            (a) InPath has complied at all times with applicable Environmental Laws; (i) no real property (including buildings or other structures) currently or formerly owned, leased or operated by it has been contaminated with, or has had any release of, any Hazardous Substance;
(ii) InPath is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) InPath has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;
(iv) InPath is not subject to any order, decree, injunction or other agreement with any governmental authority or any third party relating to any Environmental Law; (v) to the best of InPath's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving InPath, or any currently or formerly owned or operated property, that could reasonably be expected to result in any claims, liability or investigations against InPath or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vi) InPath has delivered to Bell copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to itself and any currently or formerly owned, leased or operated property.

            (b) As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:
(i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any governmental authority in connection with any Environmental Law.

Article IV.  Representations of the InPath Members.

      As a material inducement to Bell to enter into and perform this Agreement, the InPath Members represent and warrant that:

      4.1 Title to Units. Each InPath Member owns the number of Units listed opposite his name in Schedule 3.4, free and clear of any and all Liens. Such Units in the aggregate constitute all of the issued and outstanding Membership Interests in InPath.

      4.2 Authority. The InPath Members have full legal capacity, right, power and authority to execute, deliver and perform this Agreement and to cause InPath to approve the execution of this Agreement. This Agreement has been duly executed and delivered by the InPath Members and constitutes the valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms, subject, as to enforcement, to bankruptcy, reorganization and other laws affecting the enforcement of creditors' rights generally from time to time in effect and to judicial discretion in accordance with general equitable principles.

      4.3 No Violation. Neither the execution and delivery by the InPath Members of this Agreement or other agreements and instruments required by the provisions of this Agreement, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof will conflict with or violate any provision of law applicable to any of the InPath Members or if applicable, their organizational documents, or result in a violation or default in any provision of any regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which any of the InPath Members is party or by which any of the InPath Members or any of their property is bound or to which any of the InPath Members or any of their property is subject, or constitute a default thereunder or result in the imposition of any Lien upon any of the InPath Members' property pursuant to the terms of any such agreement or instrument.

      4.4 Investment Representations. (i) The Stock and Warrants to be issued to the InPath Members hereunder (the "InPath Members Securities") are being acquired for the InPath Members' own account for investment purposes only and without any present intention to sell, transfer or otherwise dispose of the same (except in compliance with clause (v) hereof); (ii) the InPath Members have such knowledge and experience in financial matters that they are capable of evaluating the merits and risks of their investment in the InPath Members Securities; (iii) the InPath Members understand that the InPath Members Securities have not been registered or qualified under the Securities Act of 1933, as amended (the "Securities Act") or any securities laws of any state of the United States ("Blue Sky Laws"); (iv) the InPath Members are fully informed as to the applicable limitations upon any distribution or resale of the InPath Members Securities under such Securities Act and Blue Sky Laws and that the InPath Members Securities may not be distributed or resold if such distribution or resale would constitute a violation of the Securities Act or Blue Sky Laws; and (v) the InPath Members will not sell, transfer, assign, pledge or otherwise distribute any of the InPath Members Securities unless (a) there is an effective registration statement under the Securities Act and Blue Sky Laws covering such InPath Members Securities,
(b) such sale, transfer, assignment, pledge or other distribution is exempt from the registration or qualification requirements of the Securities Act and Blue Sky Laws or (c) the Securities Act and Blue Sky Laws are inapplicable to such transaction. In connection with the foregoing, the InPath Members agree and consent to the inclusion on the certificate(s) representing the InPath Members Securities of the following legend:

      "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN TAKEN BY THE ISSUEE FOR INVESTMENT PURPOSES. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED
(a) UNLESS THEY HAVE BEEN REGISTERED UNDER SAID ACT, OR (b) UNLESS SUCH REGISTRATION IS EXPRESSLY WAIVED BY THE COMPANY, OR THE TRANSFER AGENT (OR THE COMPANY, IF THEN ACTING AS ITS TRANSFER AGENT) IS PRESENTED WITH A WRITTEN OPINION SATISFACTORY TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE OR TRANSFER."

      The foregoing may be relied upon by Bell and also by: (i) Bell's counsel on the date hereof, Berlack, Israels and Liberman LLP, New York, New York, in connection with any opinion or other letter that they may deliver in respect of the issuance and delivery of any of the InPath Members Securities, and (ii) the Company's transfer agent, Continental Stock Transfer & Trust Company, in connection with their effectuation of such issuance and delivery.

Article V.  Representations and Warranties of Bell.

      As a material inducement to InPath and the InPath Members to enter into and perform this Agreement, Bell represents and warrants that:

      5.1 Bell's Organization and Corporate Authority. Bell is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement. Bell maintains its principal place of business in Florida. Bell has not failed to qualify as a foreign corporation to do business in any jurisdiction where failure to so qualify would have a material adverse effect on the business of Bell.

      5.2 Charter and Bylaws. Bell has heretofore delivered to InPath, true, correct and complete copies of the Articles of Incorporation of Bell and the Bylaws of Bell.

      5.3 No Violation. Neither the execution and delivery by Bell of this Agreement or other agreements and instruments required by the provisions of this Agreement, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof will conflict with or violate any provision of law or the Articles of Incorporation or Bylaws of Bell, or result in a violation or default in any provision of any regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which Bell is party or by which Bell or any of its property is bound or to which Bell or any of its property is subject, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance or security interest of any nature whatsoever upon any of Bell's property pursuant to the terms of any such agreement or instrument.

      5.4 Capitalization. Bell has authorized capital stock consisting of 12,000,000 shares of common stock, no par value, of which 7,711,210 shares are issued and outstanding (except for 17,858 shares due to Rafalco) and all such outstanding shares of capital stock are duly authorized, fully paid and nonassessable. Except for 450,000 Stock Appreciation Rights with an exercise price of $.30 per right issued in 1989 (the "1989 SARs"), there are no other classes of Bell equity securities, or rights to convert or to exercise into Bell equity securities, currently outstanding, and there are no outstanding rights to purchase, warrants, stock appreciation rights, options or pre-emptive rights of any kind affecting any shares of the capital stock of Bell. Schedule 5.4 attached hereto is a true and complete list of all holders holding 5% or more of the issued and outstanding Stock, excluding the InPath Members, as of the Closing Date.

      The 696,570 shares of Stock designated by the Debtors Plan of Reorganization dated December 30, 1986 filed in the US Bankruptcy Court for the Northern District of California in Case No. 3-85-01696-LK as the "4-B Shares" have no voting, dividend, liquidation, preference or other rights of any nature whatsoever. After the consummation of the issuance of Stock and Warrants, as contemplated herein, the InPath Members will collectively own 4,228,790 shares of Stock, as listed on Schedule 3.4, free and clear of all Liens (excluding any arising through or under any Inpath Member). Upon exercise of the Warrants and the issuance by Bell of the shares of Stock to satisfy the Warrants, the InPath Members will collectively own 7,464,640 shares of Stock, free and clear of all Liens, (excluding any arising through or under any InPath Member) constituting 50% of the issued and outstanding capital stock of Bell, computed on a fully diluted basis, without giving effect to the "4-B Shares" or any transactions approved by the Board of Directors of Bell, which shall include the affirmative Vote of Gombrich, after the date hereof. All of the Stock to be issued to the InPath Members pursuant hereto has been and will be duly authorized, and upon issuance will be fully paid and nonassessable.

      5.5 Financial Statements. Included in Bell's Annual Report on Form 10-K for the year ended December 31, 1997 (the "10-K") and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998 (collectively, with the 10-K, the "SEC Filings") are copies of Bell's audited consolidated financial statements for the fiscal year ended 1997, and unaudited interim financial statements as of September 30, 1998 (together, the "Bell Financials"). The Bell Financials were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or on the notes thereto, and fairly present in all material respects the financial position of Bell as at the dates thereof and the results of its operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein. As of the date of the Bell Financials, there were no material liabilities of Bell of any kind, contingent or otherwise, other than liabilities disclosed or provided for in the Bell Financials or set forth elsewhere in the SEC Filings. The Bell Financials reflect or provide for all claims against and all debts and liabilities of Bell as of the dates thereof whether absolute, accrued, contingent or otherwise in accordance with generally accepted accounting principles, consistently applied. Bell has no knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any other liability of Bell, other than in the ordinary course of business.

      5.6 No Adverse Change. Since September 30, 1998, (a) there has been no material adverse change in the financial condition, results of operation, assets, liabilities or business of Bell, and Bell is aware of no fact or condition particularly related to the business of Bell which it reasonably believes is likely to cause any such change at any time in the future; (b) there have been no distributions with respect to Stock paid or declared by Bell; (c) except pursuant to this Agreement or the Claims Settlement Agreement (the "Claims Settlement Agreement") dated as of the date hereof, among Bell and certain claimholders, pursuant to which Bell will issue 1,776,666 shares of common stock, Bell has not issued or sold any Stock or any rights to purchase, warrants, stock appreciation rights, options or pre-emptive rights of any kind affecting any shares of the capital stock of Bell, whether or not outstanding; (d) the physical properties owned or leased by Bell have not suffered any destruction or damage, regardless of whether or not the loss suffered was insured, that would materially and adversely affect Bell's business; and (e) there has been no incurrence of any material liability other than in the ordinary course of business consistent with past practice.

      5.7 Reports. Bell has filed all required forms, reports and documents (including all prospectuses and all registration statements) with the Securities and Exchange Commission required to be filed by it pursuant to the federal securities laws and the Securities and Exchange Commission rules and regulations promulgated thereunder, all of which have complied in all material respects with all applicable requirements including those of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. None of the SEC Filings, including the financial statements included therein, at the time filed, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      5.8 Subsidiaries. Bell has no subsidiaries not disclosed in the SEC Filings. Bell does not own, directly or indirectly, other than for investment purposes, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership, limited liability company or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced not disclosed in the SEC Filings.

      5.9 Taxes. Bell has filed all federal, state, local and other tax returns which are required to be filed by it and which were due prior to the date of this Agreement and has paid all taxes shown thereon, including without limitation all taxes on properties, income, licenses, sales and payrolls. All federal, state, local and other taxes accruable since the end of the respective periods covered by such returns and up to the date hereof and the Closing Date have or will have been paid or accrued on the books of Bell. Any tax returns of Bell delivered to the InPath Members are true, accurate and complete, and fairly present the information purported to be shown therein, and reflect all the tax liabilities of Bell for the
periods covered thereby.   The amount reflected in the Bell Financials as a
provision for taxes as of the dates thereof are sufficient for the payment of all accrued and unpaid federal, state and local taxes of Bell, whether or not disputed, for the year stated and for all fiscal periods prior thereto or arising out of transactions entered into or any state of facts existing on or prior to such dates.

      No federal income tax returns of Bell have been audited by the Internal Revenue Service. No federal or state tax liabilities have been assessed or proposed which remain unpaid. There is no basis upon which any assessment for a material amount of additional taxes could be made.

      The present taxes which Bell is required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by Bell for such payment, and all withholdings, collections or other payments due in connection therewith as of the dates of the Bell Financials, are fully reflected in the balance sheets included as a part of the Bell Financials as at such dates and for the periods then ended. All such taxes are and will be so withheld, collected, paid over or held for payment as of the date of this Agreement and the Closing. No waivers of statutes of limitations with respect to any tax returns of Bell nor extensions of time for the assessment of any tax have been given which are now in effect.

      Bell has not taken and will not take any action other than in the ordinary course of business and other than the transactions to occur pursuant to this Agreement or the Claims Settlement Agreement which would create a tax liability of Bell that would become such on or after the Closing Date.

      5.10 Interests of Officers. Except for the Claims (as defined in the Claims Settlement Agreement), and except for normal advances for business expenses incurred in the ordinary course of business, no officer, director, or stockholder nor any affiliate of any of the foregoing parties has any loan or other obligation outstanding to or from Bell or for which Bell is or may be liable under guaranty or otherwise, or has any material interest in any firm, person or entity with which Bell has entered into any contract or lease, or with which Bell does business. All of the agreements and arrangements which are the subject of the Claims Settlement Agreement are terminated as of the date hereof.

      5.11 Property. Bell has good and marketable title to its interests in all real and personal property owned by it and reflected on the Bell Financials, and property leased or licensed by Bell, free and clear of any and all Liens.

      All leases and licenses to which Bell is a party are in good standing and are valid and effective in accordance with their respective terms, and there is not under any such lease any existing default or event which with notice or lapse of time or both would become a default. All personal property of Bell has been properly maintained and is in good order and repair and is operable and fit to be used for its intended purposes.

      5.12 Cash on Deposit. Bell has cash or cash equivalents of not less than $1,000,000 on deposit at the financial institutions listed on Schedule
5.12 hereto, after applying $150,000 towards the discharge of a liability for the underfunding of the Payne Fabrics pension plan.

      5.13 Intellectual Property. Bell owns or has a valid license to use all intellectual property rights disclosed in Schedule 5.13 and is not infringing on intellectual property rights of others.

      5.14 Material Contracts; Defaults. Set forth on Schedule 5.14 is a list of all of Bell's Material Contracts. Each such Material Contract is in full force and effect and constitutes a valid and binding obligation of Bell and to Bell's knowledge, each other party thereto. Bell has delivered a true and complete copy of each Material Contract to InPath. Bell has not breached any Material Contract, and Bell has no knowledge of any default by any other party to any such Material Contract or any condition which, with the giving of notice or passage of time, or both, could reasonably be expected to constitute a default by any party thereto.

      5.15 Litigation. There are no actions, suits or proceedings, pending, or, to the knowledge of Bell, after due inquiry, threatened before any court, arbitrator, commission, agency or other administrative authority against, or affecting, Bell or its business or properties, or which would interfere with the marketing of Bell's services or products or the transactions contemplated by this Agreement, and Bell is not the subject of any order or decree.

      5.16 Employee Benefit Plans. Schedule 5.16 lists all "Employee Benefit Plans" as defined in Section 3(3) of ERISA existing on the date hereof or within three (3) years prior to the Closing Date that are maintained, sponsored or contributed to by Bell. Schedule 5.16 also lists all "Employee Benefit Plans" of any of Bell's current or former subsidiaries or affiliates (including for this purpose and for the purpose of all of the representations in this Section 5.16 all entities (whether or not incorporated) which by reason of common control are treated together with Bell as a single employer under Section 414 of the Code) to the extent that Bell has any liability with respect to such plans.

      True and correct copies of each Employee Benefit Plan listed on
Schedule 5.16 have been delivered to the InPath Members prior to the Closing Date along with, where applicable, the most recent summary plan description, actuarial report, standard or distress termination filing with the Pension Benefit Guaranty Corporation and all subsequent correspondence relating thereto, Tax Form 5310 filing with the IRS and all subsequent correspondence relating thereto, the most recent determination letter issued by the IRS with respect to each Employee Benefit Plan which purports to be a "qualified plan" as defined under Code Section 401(a), and the most recent Tax Form 5500 Series Annual Return (including, but not limited to all schedules thereto and financial statements with attached opinions of independent accountants). Except as set forth on Schedule 5.16, all Employee Benefit Plans listed on Schedule 5.16 (i) are currently in compliance and have in the past complied in all material respects with all applicable requirements of law and regulations and (ii) have been maintained and funded in all material respects in accordance with its terms and with all applicable provisions of ERISA and of the Code applicable thereto. Except as set forth on Schedule 5.16, there are no accumulated funding deficiencies within the meaning of Section 412 of the Code under any such Employee Benefit Plan which is a defined benefit plan within the meaning of Code Section 414(j). Other than with respect to the Payne Fabrics, Inc. Pension Plan, Bell has no liability with respect to unfunded benefits to employees and/or the Pension Benefit Guaranty Corporation which respect to any defined benefit plan within the meaning of Section 414(j) of the Code. The Payne Fabrics, Inc. Pension Plan is in the process of being terminated, and the liability with respect to such plan to Bell or any of its subsidiaries or affiliates with respect to unfunded benefits is not materially greater than $200,000.

      All Form 5500 series returns filed within the last three years relating to such Employee Benefit Plans and any actuarial reports relating to such Employee Benefit Plans are true and correct in all material respects. No excise tax or payment to the Pension Benefit Guaranty Corporation is due or owing from Bell relating to any such Employee Benefit Plan, other than regular PBGC premium payments on account of the current plan year. Neither Bell nor any of its subsidiaries or affiliates is aware of the occurrence of a prohibited transaction (under Section 4975(c)(1) of the Code) with respect to any Employee Benefit Plan. No reportable event as described in ERISA Section 4043, for which the 30 day or advance reporting requirement has not been waived, has occurred with respect to any such Employee Benefit Plan.

      Except as set forth herein or on Schedule 5.16, Bell has no liability to any Employee Benefit Plan. None of the plans or arrangements listed in
Schedule 5.16 are the subject of any lawsuit or other proceeding concerning any benefit claims (other than routine claims for benefits). With respect to any severance pay arrangement, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment, vesting or increase the amount of compensation due to an individual covered by a severance pay agreement. Bell has no obligation to provide any "retiree medical benefits" to any employee or former employee and has no unfunded liability with respect to any such "retiree medical benefits."

      5.17 Finder's Fee. Neither Bell nor any stockholder of Bell has incurred any obligation of any kind whatsoever to any party for a finder's or broker's fee in connection with the transactions contemplated by this Agreement.

      5.18 No Practices in Violation of Law. Neither Bell nor any stockholder thereof, by, on behalf of or for the benefit of Bell, has engaged in or is now engaging in any act, conspiracy or course of conduct in violation of any applicable federal or state law which is likely to result in a materially adverse change in the financial condition, results of operation, assets, liabilities or business of Bell, and has not received any notice, claim or protest that it is now or has heretofore been so engaged.

      5.19 Authority. Bell has full right, power and authority to execute, deliver and perform this Agreement, all other proper corporate actions of Bell's Board of Directors authorizing the execution, delivery and performance hereof and thereof having been taken. This Agreement has been duly executed and delivered by Bell and constitutes a valid and legally binding obligation of Bell enforceable against Bell in accordance with its terms, subject, as to enforcement, to bankruptcy, reorganization and other laws affecting the enforcement of creditors' rights generally from time to time in effect and to judicial discretion in accordance with general equitable principles. There are pending no proceedings or actions to dissolve or liquidate Bell.

      5.20 Consents and Approvals. No consents or approvals of, or filings or registrations with, any governmental authority or with any third party are required to be made or obtained by Bell in connection with the execution, delivery or performance by Bell of this Agreement or to enter into this Agreement or consummate any of the transactions contemplated herein.

      5.21 Environmental Matters. Bell has complied at all times with applicable Environmental Laws; (i) no real property (including buildings or other structures) currently or formerly owned, leased or operated by it has been contaminated with, or has had any release of, any Hazardous Substance;
(ii) Bell is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Bell has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (iv) Bell is not subject to any order, decree, injunction or other agreement with any governmental authority or any third party relating to any Environmental Law; (v) to the best of Bell's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Bell, any currently or formerly owned or operated property, that could reasonably be expected to result in any claims, liability or investigations against Bell or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vi) Bell has delivered to InPath copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to itself and any currently or formerly owned, leased or operated property.

Article VI.  Covenants of InPath.

      6.1 Gombrich Loans. Inpath agrees that it will not utilize any of the funds of Bell on deposit as of the date hereof to repay indebtedness of Inpath to Gombrich or his affiliates without the unanimous written consent of the Board of Directors of Bell.

Article VII.  Covenants of Bell.

      7.1 Transfer of Working Capital. At the Closing, Bell shall transfer to InPath's bank account or otherwise make available to InPath all cash and cash equivalents of Bell for InPath's use as working capital.

      7.2 Delivery of Stock. At the Closing, Bell shall deliver to each InPath Member stock certificates representing the number of shares of Stock as set forth on Schedule 3.4.

      7.3 Delivery of Warrants. At the Closing, Bell shall deliver to each InPath Member a Warrant in the form of Exhibit A attached hereto, to be redeemed by Bell on the date of the Stockholders' Meeting to be held pursuant to Section 7.4(b), in the amounts of Stock opposite each InPath Member's name on Schedule 3.4.

      7.4   Post-Closing Actions.

      (a) Promptly after the Closing, but in no event later than March 30, 1999, or such later date as is approved by Gombrich, Bell shall take all actions necessary to incorporate a wholly-owned subsidiary, to be named (if available) Ampersand Medical Corporation ("Ampersand"), under the laws of the State of Delaware.

      (b) Promptly after the Closing, Bell shall call a stockholder meeting to be held no later than March 30, 1999 or such later date as is agreed upon by Gombrich, for the purpose of (i) approving the merger of Bell with and into Ampersand, with Ampersand as the surviving corporation;
(ii) authorizing additional shares of Stock in an amount at least sufficient to permit the issuance of Stock issuable upon exercise of the Warrants; (iii) authorizing shares of so-called "blank check" preferred stock; (iv) electing a slate of directors of Peter P. Gombrich, John Abeles, Denis O'Donnell, Alexander Milley and an additional director to be selected by Gombrich and Milley; (v) ratifying the transactions contemplated by this Agreement and the Claims Settlement Agreement; and
(vi) considering such other proposals as may come before the meeting.

      (c) The existing members of Bell's Board of Directors shall recommend that the stockholders vote in favor of proposals (i), (ii),
(iii), (iv) and (v) listed in Subsection (b) above.

      (d) Promptly after the Closing Date, Bell shall prepare and file all documents and forms and amendments to forms which are or will be required to be filed or delivered under applicable federal and state laws and regulations, including without limitation the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as a result of the consummation of the transactions contemplated by this Agreement and the Claims Settlement Agreement.

      (e) Promptly after the date hereof, the directors of Bell shall appoint the directors listed in Subsection 1.3(a) above to the Board of Directors of the Bell. Peter P. Gombrich shall serve as Chairman of the Board.

      (f) Effective as of the date hereof, the Board of Directors shall appoint the officers listed in Subsection 1.3(b) above as the officers of Bell.

      (g) From and after the date hereof, until the Warrants have been redeemed for the Stock issuable in respect thereof, Bell will not issue any capital stock, securities convertible into capital stock, warrants, rights to purchase, stock appreciation rights, options or exemptive rights of any kind unless such issuance has been approved by Gombrich, or Leonard Prange if Gombrich is not able to act.

Article VIII.  Covenants of the InPath Members.

      8.1 Assignment of Units. At the Closing, each of the InPath Members shall assign his or its Units to Bell, free and clear of any and all Liens, causing InPath to become a wholly-owned subsidiary of Bell.

      8.2 Approval. At the Closing, the InPath Members shall cause the Board of Directors of InPath to grant its consent to the transfer of Units described above.

      8.3 Voting of Stock. The InPath Members agree that they will vote their Stock and take all actions necessary or desirable to effect and consummate each of the transactions contemplated by this Agreement.

Article IX. Conditions Precedent to InPath's and the InPath Members'
Obligations.

      All obligations of InPath and the InPath Members under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by it or them in regard to its or their obligations, respectively:

      9.1 Bell's Certificate. Bell shall have delivered a certificate, duly executed by its President, dated as of the date of the Closing certifying that (i) since the delivery of Bell's Articles of Incorporation and Bylaws pursuant to Section 5.2, there have been no amendments or other modifications thereof; (ii) true, complete and accurate copies of the minutes of meetings of the Board of Directors (or consents in lieu thereof) approving this Agreement and the transaction contemplated herein have been delivered to InPath; and (iii) the officers of Bell are those persons named in the certificate.

      9.2 Other Documents. The appropriate parties shall have executed and delivered:

      (a)   A Stockholders Agreement in the form of Exhibit 9.2; and

      (b) All other documents required by this Agreement or otherwise necessary to effectuate the transaction contemplated by this Agreement.

      9.3 Cancellation. Bell shall have cancelled or there shall have expired all rights to purchase, warrants, stock appreciation rights, options or pre-emptive rights of any kind affecting any shares of the capital stock of Bell (other than the 1989 SARs), outstanding prior to the date hereof and delivered evidence thereof to InPath in form and substance reasonably satisfactory to InPath.

      9.4 Approvals. Any consent, approval, authorization or order of any court, governmental agency, administrative body or other person or entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in effect on the Closing Date.

      9.5 Bell's Performance. The representations and warranties made by Bell in this Agreement shall be true and correct in all material respects as of the Closing Date, and its obligations to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date and Bell shall have delivered to InPath a certificate dated the Closing Date, certifying as to the foregoing.

      9.6 Approval of Documentation. The form and substance of all certificates, and other documents shall be reasonably satisfactory in all respects to InPath, the InPath Members and its or their counsel.

      9.7 Examination of Books and Records. For purposes of compliance with and performance of this Agreement, InPath and the InPath Members, acting through itself or themselves or through counsel, accountants, or other representatives designated by it or them, shall have been afforded full and complete opportunity to examine and investigate all aspects of Bell's business and affairs and assets and liabilities, including without limitation, its minute books and stock transfer records, financial books and records, the workpapers of Bell's independent public accountants, titles and leases to properties, loan and other agreements, the condition of its facilities and equipment, and the collectability of accounts receivable.

Article X.  Conditions Precedent to Bell's Obligations.

      All obligations of Bell under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by it in regard to its obligations:

      10.1 InPath's Certificate. InPath shall have delivered a certificate, duly executed by its President, dated as of the date of the Closing certifying that (i) since the delivery of InPath's Certificate of Formation and Limited Liability Company Agreement pursuant to Section 3.2, there have been no amendments or other modifications thereof; (ii) true, complete and accurate copies of the minutes of meetings of the Board of Directors and Members (or consents in lieu thereof) approving this Agreement and the transaction contemplated herein have been delivered to Bell; and (iii) that the officers of InPath are those persons named in the certificate.

      10.2 Other Documents. The appropriate parties shall have executed and delivered:

      (a)   A Stockholders Agreement in the form of Exhibit 9.2;

      (b) A revised Employment Agreement between InPath and Gombrich in the form of Exhibit 10.2;

      (c)   The Claims Settlement Agreement; and

      (d) All other documents required by this Agreement or otherwise necessary to effectuate the transaction contemplated by this Agreement.

      10.3 Approvals. Any consent, approval, authorization or order of any court, governmental agency, administrative body or other person or entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in effect on the Closing Date.

      10.4 InPath's and the InPath Members' Performance. The representations and warranties made by InPath and the InPath Members in this Agreement shall be true and correct in all material respects as of the Closing Date, and their respective obligations to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date and InPath and Gombrich shall have delivered a certificate, dated as of the Closing Date, certifying as to the foregoing.

      10.5 Approval of Documentation. The form and substance of all opinions, certificates, and other documents shall be reasonably satisfactory in all respects to Bell and its counsel.

      10.6 Examination of Books and Records. For purposes of compliance with and performance of this Agreement, Bell, acting through itself, counsel, accountants, or other representatives designated by it, shall have been afforded full and complete opportunity to examine and investigate all aspects of InPath's business and affairs and assets and liabilities, including without limitation, its minute books and stock transfer records, financial books and records, the workpapers of InPath's independent public accountants, titles and leases to properties, loan and other agreements, the condition of its facilities and equipment, and the collectability of accounts receivable.

Article XI.  Post-Closing Covenants.

      11.1 Further Assurances. From time to time after the Closing at the request of any party, and without further consideration, the other parties shall execute and deliver any further instruments and take such other action as may reasonably be required to consummate the transactions contemplated herein. To the extent that the transactions contemplated herein requires the consent of any person in order to avoid a breach of the terms of any lease, contract or commitment to which any party hereto is a party or by which any party hereto is bound, and such consent is not obtained satisfactorily prior to the Closing, the party with respect to which the failure to obtain consent applies shall use their best efforts to assure the other parties hereto of the benefits of such leases, contracts, commitments and rights. Nothing in this section shall be deemed a waiver by any party hereto of its or his rights under this Agreement.

Article XII.  Indemnification.

      12.1 Indemnification by the InPath Members. Subject to all of the limitations and provisions of this Article XII, the InPath Members agree to indemnify Bell, on a pro-rata basis proportionate with their membership interests in InPath, from and against any and all demands, claims, actions, causes of action, assessments, damages, liabilities, losses, expenses, fees, judgments and deficiencies of any nature whatsoever (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) incurred or sustained by Bell which shall arise out of or result from: (i) any breach of any representation or warranty by Inpath or any Inpath Member hereunder or (ii) any non-fulfillment of any covenant or obligation of InPath or any Inpath Member under this Agreement.

      12.2 Indemnification by Bell. Subject to all of the limitations and provisions of this Article 12, Bell agrees to indemnify each InPath Member from and against any and all demands, claims, actions, causes of action, assessments, damages, liabilities, losses, expenses, fees, judgments and deficiencies of any nature whatsoever (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) incurred or sustained by any InPath Member which shall arise out of or result from: (i) any breach of any representation or warranty by Bell hereunder or (ii) any non-fulfillment of any covenant or obligation of Bell under this Agreement.

      12.3 Limitations on Indemnity; Payment. Anything herein to the contrary notwithstanding, none of the parties hereto shall be obligated to provide indemnification hereunder unless and until the indemnified party's indemnifiable damages exceed $25,000, and the maximum amount of indemnification any party shall be responsible for shall be $925,000. If Bell is the indemnifying party it shall issue additional Stock to the Inpath Members in satisfaction of its obligation and if the Inpath Members are the indemnifying party they shall have the option of paying cash or Stock to Bell in satisfaction of their obligations. For purposes hereof, the Stock shall be valued at $.30 per share. There shall be no indemnification hereunder for (i) any breach of the representation in
Section 5.16 (absent fraud) with respect to liabilities arising from any underfunding of the Payne Fabrics Pension Plan, or (ii) any Liability for which additional Stock is issued under Section 1.4 (so as not to compensate the Inpath Members twice for such Liability). This Article 12 shall be parties' sole remedy for any dispute arising under this Agreement.

Article XIII.  General.

      13.1 Entire Agreement. All exhibits and schedules shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with its exhibits and schedules, contains the entire agreement among the parties and there are no agreements, representations, or warranties by any of the parties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by all parties.

      13.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, this Agreement and all rights hereunder may not be assigned by any party except by prior written consent of all parties.

      13.3 Survival of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement and referred to in Articles III, IV, V and VI above shall survive the Closing for a period of one (1) year.

      13.4 Separate Counterparts. This Agreement may be executed in several identical counterparts, all of which when taken together shall constitute but one instrument, and it shall not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement.

      13.5 Consistent Accounting. The parties to this Agreement shall consult with each other for the purpose of arriving at consistent accounting, tax and reporting treatment, whether public or private, of the transaction contemplated hereby.

      13.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by reputable overnight courier, or telecopied with confirmation, or mailed by registered or certified mail, return receipt requested, to the party to be notified at the party's address shown below. Notices which are hand delivered shall be effective on delivery. Notices which are mailed shall be effective on the third day after mailing.

                  (i)   If to InPath or the InPath Members:

                  InPath, LLC
                  900 North Franklin Street
                  Suite 210
                  Chicago, Illinois  60610
                  Attention: Peter Gombrich
                  Telecopier: (312) 640-1994

                  with a copy to:

                  Holleb & Coff
                  55 East Monroe Street
                  Suite 4100
                  Chicago, Illinois  60603
                  Attention: Theodore L. Koenig, Esq.
                  Telecopier: (312) 807-3900


                  (ii)   If to Bell:

                  Bell National Corporation
                  3600 Rio Vista Avenue
                  Suite A
                  Orlando, Florida 32805
                  Attention: President
                  Telecopier:

                  with a copy to:

                  Berlack, Israels & Liberman LLP
                  120 West 45th Street
                  New York, New York  10036
                  Attention: Claude A. Baum, Esq.
                  Telecopier: (212) 704-0196

unless and until notice of another or different address shall be given as provided herein.

      13.7 Severability. The provisions of this Agreement are severable and the invalidity of any provision shall not affect the validity of any other provision.

      13.8 Captions. The captions have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

      13.9 Gender. All pronouns used herein shall include the masculine, feminine and neuter gender, as the context requires.

      13.10 Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of Illinois.


[Signature pages follow.]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a document under seal as of the date first above written.

                                    BELL NATIONAL CORPORATION


                                    By:  /s/ Thomas R. Druggish
                                         Its:

                                    Attest:



                                    INPATH, LLC


                                    By:  /s/ Peter P. Gombrich
                                         Its:

                                    Attest:



                                    /s/ Peter P. Gombrich
                                    Peter P. Gombrich, as an individual and
as Trustee of the InPath, LLC Voting Trust



                                    /s/ Theodore L. Koenig
                                    Theodore L. Koenig, as Trustee of each
of The EAG Trust, The CMC Trust, The MDG Trust and The MSD Trust



                                    /s/ William J. Ritger
                                    William J. Ritger



                                    ACCUMED INTERNATIONAL, INC.


                                    By: /s/ Peter F. Lavallee
                                       Its:  CEO

                                    Attest: /s/ Caryn J. Sosu


                                    NORTHLEA PARTNERS LTD.


                                    By: /s/ John H. Abeles, M.D.
                                         Its: General Partner

                                    Attest:  __________________________



                                    /s/ Fred H. Pearson
                                    Fred H. Pearson, as Trustee of Fred H.
Pearson's Trust



                                    /s/ Walter Herbst
                                    Walter Herbst, as Trustee of the Sandra
Herbst Trust



                                    MONROE INVESTMENTS, INC.


                                    By:/s/ Theodore L. Koenig
                                         Its:

                                    Attest:  __________________________

                               SCHEDULE 3.4

                      Number        Amount       Amount of
                        of         of Bell        Warrants          % of
                       Units       Stock to          to             Bell
InPath Member          Owned        Receive        Receive          Owned

Peter P. Gombrich     52,616      2,256,590      1,671,005         26.31%

Peter P. Gombrich,
as Trustee of
the Inpath, LLC
Voting Trust              3,240     138,957        102,897          1.62%

Theodore L. Koenig,
as Trustee of
The EAG Trust          6,428        275,683        204,144          3.21%

Theodore L. Koenig,
as Trustee of The CMC Trust 6,428  275,683         204,144          3.21%

Theodore L. Koenig,
as Trustee of
The MDG Trust          6,428       275,683         204,144          3.21%

Theodore L. Koenig,
as Trustee of The MSD Trust 5,500  235,883         174,672          2.75%

William J. Ritger        360         15,440         11,433          0.18%

AccuMed Interna-
 tional, Inc.          2,000         85,776        63,517           1.00%

Northlea Partners Ltd. 2,500        107,220         79,396          1.25%

Fred H. Pearson,
as Trustee of
Fred H. Pearson's
Trust                  2,500        107,220         79,396          1.25%
Walter Herbst,
as Trustee of
the Sandra Herbst
Trust                  8,000       343,103        254,068           4.00%
Monroe Investments,
Inc.                   4,000        171,552        127,034          2.00%

TOTAL:               100,000      4,288,790      3,175,850         50.00%

                                EXHIBIT 9.2

                          Stockholders Agreement

                   [See Exhibit 2 to this Schedule 13D]

                              EXHIBIT 10.2(b)

                  Amendment No. 1 to Employment Agreement


This is Amendment No. 1, dated as of December 4, 1998, to that certain
Employment
Agreement (the "Original Agreement") dated as of May 1, 1998 between InPath, LLC, a Delaware limited liability company ("InPath"), and Peter P. Gombrich ("Employee").

                                 Recitals:

Inpath and the members of Inpath are contemporaneously herewith entering into a Stock and Membership Interest Exchange Agreement with Bell National
Corporation and Alexander M. Milley (the "Exchange Agreement"), and it is a condition to the closing of the transactions contemplated by such agreement that the Original Agreement be amended to modify the term of the Employee's employment, clarify certain circumstances under which the Employee may be terminated and clarify that the transactions contemplated thereby shall not constitute a "Change of Control" for purposes of the Original Agreement.

In consideration of the mutual covenants and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                 Covenants

1.Amendments to Original Agreement. The Original Agreement is hereby amended as follows:

   (a)Paragraph 1 of the Original Agreement is hereby amended by deleting the first two sentences thereof and inserting in their place:

                            InPath shall
employ Employee for a three (3) year period, commencing May 1, 1998 (the "Effective Date") and ending April 30, 2001, unless terminated as provided in Sections 5 or 6. This Agreement shall automatically renew for additional two (2) year terms unless either party delivers to the other written notice of non-renewal at least sixty (60) days prior to the end of the term.

(b) Section 3(b) of the Original Agreement is hereby amended by deleting the comma after the word "Directors", by adding the words "of Bell National Corporation" after "Directors, and deleting the words "but with a minimum annual bonus of not less than 25% of the Employee's base annual salary applicable in that year".

        (c)Section 5(b) of the Original Agreement is hereby amended by deleting the word "or" at the end of clause (iii), by deleting the period at the end of clause
(iv) and inserting a semicolon and by inserting the following after clause
(iv):

                            (v) InPath
materially deviates from its business and financial plan as from time to time approved by the Board of Directors of Bell National Corporation, and such deviation directly results in a material and adverse change in or to the business of InPath.

                          2.Change in Control.  Employee agrees that the
transactions contemplated by the
Exchange Agreement will not constitute a "Change of Control," as defined in
Section 7(d) of the Original Agreement.

                          3.Reaffirmation of Original Agreement.
Except as otherwise specifically set forth herein, the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to the Original Agreement as of the date first set forth above.




/s/ Peter P. Gombrich

Peter P. Gombrich




InPath, LLC



By: /s/ Peter P. Gombrich

Its: CEO

                              EXHIBIT 10.2(c)

                        Claims Settlement Agreement

                   [See Exhibit 4 to this Schedule 13D]

SCHEDULE 3.11

Intellectual Property - InPath


1.Patent and Technology License Agreement dated September 4, 1998, between AccuMed
International, Inc. and InPath, granting InPath an exclusive license (a) to make, have made, use, offer to sell, and sell Licensed Products covered by the Claims of the Patents; (b) to make, have made, use, offer to sell, and sell Licensed Products covered by the subject matter of the Technology; and
(c) to use and copy the Copyrighted Works.

SCHEDULE 5.4

Capitalization - Bell


                              5% Stockholders
             (Excluding (i.e., not naming) the InPath Members
          but/and after giving effect to the consummation of the
          Agreement and Claims Settlement Agreement transactions)

                      Name                             No. of Shares
Santa Fe Mortgage Development Company        648,485
Alexander M. Milley                          616,4861
Milley Management Incorporated               503,0002
Cadmus Corporation
                          1,206,7863

1                           Excludes:  (i) 148,655 shares held by
Winchester National, Inc., (ii) the shares listed herein as being held by Milley Management Incorporated, and (iii) the shares listed herein as being held by Cadmus Corporation. Mr. Milley is an officer, director and stockholder of each of these entities and, accordingly, may be deemed to be the beneficial owner of securities held by them.

2                           Excludes the shares listed herein as held by
Cadmus Corporation. Milley Management Incorporated is a controlling stockholder of Cadmus Corporation and, accordingly, may be deemed to be the beneficial owner of securities held by it.

3                           Excluded shares issuable upon exercise 450,000
stock appreciate rights in the process of being purchased. Includes 606,786 shares issued pursuant to exercises of stock appreciation rights in 1997 recently purchased or in the process of being purchased.

SCHEDULE 5.12

Cash On Deposit - Bell


                      Financial Institutions at which
                  Cash and Cash Equivalents are Deposited

A.    Bell Accounts

      Checking:         Bank of America Illinois
      231 South LaSalle Street
      Chicago, Illinois 60697

B.    PFI National Corporation Accounts

      Checking:         Bank of America Illinois
                        231 South LaSalle Street
                        Chicago, Illinois 60697

      Checking:         NationsBank
                        P.O. Box 45144
                        Jacksonville, Florida 32231-5144

      Money Market:     Goldman Sachs Funds
                        Sears Tower, 60th Floor
                        233 South Wacker Drive
                        Chicago, Illinois 60606

      Money Market:     Morgan Stanley Dean Witter Discover
                        315 East Robinson Street, #100
                        Orlando, Florida 32801

      Securities: N.B. Zoulas Securities
                        277 Park Avenue
                        New York, New York 10172

SCHEDULE 5.13

Intellectual Property - Bell


None

SCHEDULE 5.14

Material Contracts - Bell


None

SCHEDULE 5.16

Employee Benefit Plans - Bell


              [Schedule 5-16 not completed at time of filing]